AVP ANNOUNCES MANAGEMENT CHANGES

Tom Torii Appointed Interim Chief Financial Officer; William Chardavoyne Remains on Board & Audit Committee

Los Angeles, CA (September 28, 2007) -- AVP, Inc. (OTC Bulletin Board: AVPI), a lifestyle sports entertainment company focused on professional beach volleyball, today announced the appointment of Tom Torii as its interim chief financial officer, succeeding William J. Chardavoyne. Mr. Chardavoyne will continue to work with the company throughout the transition and will remain on the board of directors and as chair of the audit committee for the company.

Tom Torii brings over 18 years of financial management experience primarily in the entertainment industry to the position. Mr. Torii has held the position of controller since 2002 and has served as chief accounting officer since 2005. Prior to AVP, Mr. Torii was director of finance for the Jim Henson Company, and director of accounting at Twentieth Century Fox Corporation. Mr. Torii is a certified public accountant and has a B.S. in accounting from Loyola Marymount University.

“I want to thank Bill for his work with the company over the last six months filling in as interim CFO for the Company,” said Leonard Armato, president and chief executive officer. “We wish him well in his future endeavors and look forward to his continued guidance through his role on our board of directors and audit committee. I am also very pleased to announce that Tom Torii will be taking over the responsibility of chief financial officer - Tom has been with the company for 6 years in various financial management roles and will be a strong addition in his new role with the company.”

About AVP, Inc.

AVP Pro Beach Volleyball Tour, Inc. is a leading lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. AVP operates the industry’s most prominent national touring series, the AVP Pro Beach Volleyball Tour, which was organized in 1983. Beginning in 2008, AVP will conduct a 19 city indoor beach volleyball tour throughout the United States. Featuring more than 150 of the top American men and women competitors in the sport, AVP is staged 18 outdoor events throughout the United States on the AVP Crocs Tour in the spring and summer of 2007. In 2004, AVP athletes successfully represented the United States during the Olympics in Athens, Greece, winning gold and bronze medals, the first medals won by U.S. women in professional beach volleyball. For more information, please visit http://www.avp.com.

All above-mentioned trademarks are the property of their respective owners.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual results might differ materially from those in the forward-looking statements, if we receive less sponsorship and advertising revenue than anticipated, or if attendance is adversely affected by unfavorable weather. Event-related expenses, such as for the stadium, transportation and accommodations, or security might be greater than expected; or marketing or administrative costs might be increased by our hiring, not currently planned, of a particularly qualified prospect. Additional factors have been detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

Investor Contacts:
AVP—Charles Messman, Marie Dagresto
(323) 468-2300
avpi@mkr-group.com